UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2012

Mandalay Digital Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10039	22-2267658
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4751 Wilshire Boulevard, Third Floor Los Angeles, CA	90010
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (805) 690-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2012, Mandalay Digital Group, Inc. (the "Company") entered into two Equity Financing Binding Term Sheets, each dated as of March 5, 2012 (the "Equity Agreements"), with two accredited investors, pursuant to which the Company agreed to issue an aggregate of 857,143 shares of its common stock and warrants to purchase 214,285 shares of its common stock (subject to adjustment), for an aggregate purchase price of $600,000. The warrants have an exercise price of $0.70 per share (subject to adjustment) and a five year term. In addition, the Equity Agreements provide that (a) the Company will use its best efforts to file a registration statement covering the shares of common stock issued and the shares of common stock issuable upon exercise of the warrants within 120 calendar days after the date of the Equity Agreements and use its best efforts to cause the registration statement to become effective as soon as possible thereafter; and (b) the applicable investor will have a right to participate in future financings by the Company (subject to standard exceptions) for a period of two years on a pro rata basis in accordance with his ownership interests in the Company (on a fully diluted basis assuming exercise of the applicable warrant).

The closing of the transactions contemplated by the Equity Agreements are (i) independent of each other, (ii) subject to certain conditions and (iii) expected to occur not later than March 19, 2012.

The securities were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving any public offering.

Item 3.02	Unregistered Sales of Equity Securities.

Although the shares issued under the Equity Agreements constitute less than five percent of the Company’s outstanding shares, the information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference for added certainty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mandalay Digital Group, Inc.

Dated: March 14, 2012	By:	/s/ Peter Adderton
Peter Adderton Chief Executive Officer